Exhibit 10(r)

Oncor Electric Delivery Company LLC

Stock Appreciation Rights Plan

SECTION 1. Purpose. The Oncor Electric Delivery Company LLC Stock Appreciation Rights Plan (the “Plan”) is designed:

(a) to promote the long term financial interests and growth of Oncor Electric Delivery Company LLC (the “Company”, an indirect subsidiary of Energy Future Holdings Corp., “EFH”) by attracting and retaining management and other personnel and key service providers, and motivating such personnel by means of growth-related incentives to achieve long-range goals; and

(b) to further the alignment of interests of participants with those of the equity holders of the Company through opportunities for participation in the appreciation of the Company.

SECTION 2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means with respect to any Person, any entity directly or indirectly controlling, controlled by or under common control with such Person.

“Award” means any award of SARs made under Section 5 of the Plan.

“Award Letter” means any written notice, agreement, or other document evidencing any Award.

“Base Price” means the Fair Market Value per equity unit of the Company on the date of grant.

“Cause” means such term as may be defined in any employment agreement or change-in-control agreement in effect at the time of termination of employment between the Participant and the Company or any of its Subsidiaries or Affiliates, or, if there is no such employment or change-in-control agreement, “Cause” means, with respect to a Participant: (i) if, in carrying out his or her duties to the Company, Participant engages in conduct that constitutes (a) a breach of his or her fiduciary duty to the Company, its Subsidiaries or its shareholders (including, without limitation a breach or attempted breach of the restrictive covenants described in Section 6 below), (b) gross neglect or (c) gross misconduct resulting in material economic harm to the Company and its Subsidiaries, taken as a whole, or (ii) upon the indictment of the Participant, or the plea of guilty or nolo contendere by Participant to, a felony or a misdemeanor involving moral turpitude.

“Change in Control” means, in one or a series of related transactions, (i) the sale of all or substantially all of the consolidated assets or capital stock of EFH, Oncor Electric Delivery Holdings Company LLC (“Oncor Holdings”), or the Company to a person (or group of persons acting in concert) who is not an Affiliate of any member of the Sponsor Group; (ii) a merger, recapitalization or other sale by EFH, any member of the Sponsor Group or their Affiliates, to a person (or group of persons acting in concert) of EFH Common Stock that results in more than 50% of EFH Common Stock (or any resulting company after a merger) being held by a person (or group of persons acting in concert) that does not include any member of the Sponsor Group or any of their respective Affiliates; or (iii) a merger, recapitalization or other sale of common stock by EFH, any member of the Sponsor Group or their Affiliates, after which the Sponsor Group owns less than 20% of the common stock of, and has the ability to appoint less than a majority of the directors to the board of directors of, EFH (or any resulting company after a merger); and with respect to any of the events described in clauses (i) and (ii) above, such event results in any person (or group of persons acting in concert) gaining control of more seats on the board of directors of EFH than the Sponsor Group; provided, however, that notwithstanding the foregoing, (x) clause (i) above shall be deemed not to include any reference to EFH, and clauses (ii) and (iii) shall not apply, in each case, for the purposes of interpreting the termination or applicability of any puts, calls or release from transfer restrictions upon Transfers of Units or equity units of Oncor Holdings, (y) clause (i) above shall be deemed not to include any reference to Oncor Holdings for the purposes of interpreting the termination or applicability of any puts, calls or release from transfer restrictions upon Transfers of Units and (z) clause (i) above shall be deemed not to include any reference to the Company for the purposes of interpreting the termination or applicability of any puts, calls or release from transfer restrictions upon Transfers of equity units of Oncor Holdings.

“Closing Date” means October 10, 2007.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Committee” means the Organization and Compensation Committee of the Oncor Board, any other committee of the Oncor Board specified by the Oncor Board as the “Committee” hereunder, or, if no such committee is appointed, the Oncor Board.

“Competing Business” means any business that directly or indirectly competes, at the relevant determination date, with one or more of the businesses of EFH, the Company, an IPO Vehicle or their Subsidiaries in any geographic area where EFH, the Company, an IPO Vehicle or their respective Subsidiaries operates.

“Confidential Information” means all non-public information concerning trade secret, know-how, software, developments, inventions, processes, technology, designs, the financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, customers, advertising and marketing, and other non-public, proprietary, and confidential information of the Restricted Group, excluding any such non-public information that (i) is required by court or administrative order to be disclosed or (ii) becomes generally available to the public other than as a result of a disclosure or failure to safeguard in violation of Section 6.

“Disability” means “Disability” as such term is defined in any employment agreement between the Participant and the Company or any of its Subsidiaries, or, if there is no such employment agreement, “Disability” as defined in the then current long-term disability plan of EFH.

“Drag Transaction” means “Drag Transaction” as such term is defined in the Sale Participation Agreement.

“EFH Common Stock” means shares of common stock, no par value, of EFH.

“EFH Drag Transaction” means “EFH Drag Transaction” as such term is defined in the Management Stockholder’s Agreement.

“EFH Management Stockholder” means an individual Senior Leadership Team management stockholder who is party to a management stockholder’s agreement with EFH and Texas Energy Future Holdings Limited Partnership.

“EFH Realization Event” means any transaction or completion of a series of transactions that results, directly or indirectly, in (1) the EFH Management Stockholders being entitled to realize in respect of their EFH Common Stock, cash and/or publicly traded securities after the Oncor Closing Date, but excluding any ordinary course repurchases of EFH Common Stock from any particular EFH Management Stockholder(s) or (2) EFH realizing in respect of its Units, cash and/or publicly traded securities (including Units held by EFH, if then publicly traded and freely marketable securities) after the Oncor Closing Date, but excluding any sale of Units to any director, Employee or other Person having a relationship with the Company or any other Service Provider.

“Employee” means a person, including an officer, in the regular employment of the Company or any other Service Recipient who, in the opinion of the Committee, is, or is expected to have involvement in the management, growth or protection of some part or all of the business of the Company or any other Service Recipient.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to a Participant, the fair market value of a corresponding number of Units (or any successor common equity of an IPO Vehicle) on the date of determination as calculated pursuant to the following provisions: (i) if there is a public market for Units (or any successor common equity of an IPO Vehicle) on such date, the average of the high and low closing bid prices of Units (or any successor common equity of an IPO Vehicle), as applicable, on such stock exchange on which the shares are principally trading on the date in question, or, if there were no sales on such date, on the closest preceding date on which there were sales of shares or, (ii) if there is no public market for the Units (or any successor common equity of an IPO Vehicle), on a per share basis, the Fair Market Value of the Units (or any successor entity of an IPO Vehicle), as applicable, on any given date, as determined reasonably and in good faith by the Oncor Board, which shall not take into account any minority interest discount and shall not take into account a discount for illiquidity of Units (or any successor common equity of an IPO Vehicle) or SARs, as applicable, in excess of any illiquidity discount applicable to Units (or any successor common equity of an IPO Vehicle), generally.

“Fiscal Year” means each of the 2008, 2009, 2010, 2011, 2012, 2013 and 2014 fiscal years of the Company.

“Good Reason” means such term may be defined in any employment agreement or change-in-control agreement in effect at the time of termination of employment between the Participant and the Company or any of its Subsidiaries or Affiliates, or, if there is no such employment or change-in-control agreement, “Good Reason” means, with respect to a Participant: (i) a reduction in the Participant’s base salary or the Participant’s annual incentive compensation opportunity (other than a general reduction in base salary or annual incentive compensation opportunities that affects all salaried employees of the Company equally); (ii) a transfer of the Participant’s primary workplace by more than thirty-five (35) miles from the current workplace; (iii) a substantial and sustained adverse change in the Participant’s duties and responsibilities; or (iv) a material breach by the Company of this Agreement; provided, however, that any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within ten (10) business days after the Participant gives the Company written notice of any such event set forth above, shall not constitute Good Reason.

“Group” means, “group” as such term is used for purposes of Sections 13(d) or 14(d) of the Exchange Act.

“IPO Vehicle” means an Affiliate of the Company (the material assets of which consist only of its direct or indirect interest in the Company, or the assets of the Company) used for the purposes of effecting a Public Offering (as defined in the Management Stockholder’s Agreement) of the vehicle holding the assets of the Company.

“Liquidity Event” means the first to occur of any transaction or completion of a series of transactions that results, directly or indirectly (including indirectly in an Indirect Valuation Event), in EFH realizing in respect of its Units, cash and/or publicly traded securities (including Units held by EFH, if then publicly traded and freely marketable securities) having a market value that at least equals the Oncor Return or the Oncor IRR, provided that if more than 25% of the aggregate amount realized is in the form of publicly traded securities, no portion of such excess may be taken into account in determining the Oncor Return or Oncor IRR until such securities are sold for cash in accordance with the terms of the Plan. An “Indirect Valuation Event”, for purposes of this definition, means transactions pursuant to which the Sponsor Group realizes return in respect of their shares of EFH common stock, in which case “Liquidity Event” shall be determined based upon consideration so realized that is indirectly attributable to the Units held by EFH, as determined in good faith by the Committee.

“Management Stockholder’s Agreement” means that certain Management Stockholder’s Agreement between the Participant, the Company and Oncor Management Investment LLC.

“Management Unit” means such term as defined in the Management Stockholder’s Agreement.

“Marketable Securities” means (i) prior to a public offering, the equity securities of any acquiring entity that gains control of EFH or (ii) the registered EFH Common Stock following a public offering.

“Measurement Date” means any date upon which a Liquidity Event occurs.

“Oncor Board” means the Board of Directors of the Company.

“Oncor Closing Date” means the closing date of the minority sale of outstanding membership interests in the Company to Texas Transmission Investment LLC pursuant to the Contribution and Subscription Agreement, dated as of August 12, 2008.

“Oncor Drag Transaction” means “Oncor Drag Transaction” as such term is defined in the Management Stockholder’s Agreement.

“Oncor IRR” means an amount equal to a pretax compounded annual internal rate of return of at least 12% on the approximately $7.5 billion value of the equity in Oncor Holdings held by EFH on the Closing Date. For the avoidance of doubt, any calculation of Oncor IRR will take into account cash dividends or other cash distributions paid on such equity in Oncor Holdings, as well as the value of equity if and when it becomes publicly traded.

“Oncor Return” means on any given date, an amount equal to the product of 2.0 (2.5 in respect of Fiscal Years 2016 and 2017) times the approximately $7.5 billion value of the equity in Oncor Holdings held by EFH on the Closing Date. For the avoidance of doubt, any calculation of Oncor Return will take into account cash dividends or other cash distributions paid on such equity in Oncor Holdings, as well as the value of equity if and when it becomes publicly traded.

“Participant” means any individual designated in Section 4 as being eligible for an Award, and selected by the Committee, to receive an Award under the Plan.

“Person” means “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

“Plan Account” means a notional account maintained by the Company for each Participant for purposes of determining amounts that will be payable to such Participant.

“Qualified Public Offering” means a firm underwritten public offering of Units (or any successor common equity of an IPO Vehicle) (as applicable, the “Subject Stock”) (or series of related offerings) pursuant to an effective registration statement under the Act (other than a registration statement on Form S-4 or S-8 or any other similar form) pursuant to which at least 25% of the outstanding Subject Stock are or have been sold to the public.

“Qualifying Termination” means a termination of a Participant’s employment by the Company or any Service Recipient without Cause or by the Participant with Good Reason.

“Restricted Group” means, collectively, EFH and any of its direct or indirect Subsidiaries, the members of the Sponsor Group and their respective Affiliates.

“Retirement” means the Participant’s retirement at age 55 or over after having been employed by EFH, the Company, an IPO Vehicle or any of their Subsidiaries for at least ten (10) consecutive years (with at least five consecutive years of employment with the Company following the Closing Date); provided that such ten (10) consecutive years may include years of service with a service provider to any of the foregoing entities so long as substantially all of the Participant’s work with such service provider related to such entity.

“Sale Participation Agreement” means that certain sale participation agreement entered into by and between the Participant and Oncor Holdings.

“Service Recipient” means the Company, any Subsidiary of the Company, or any Affiliate of the Company that satisfies the definition of “service recipient” within the meaning of Treasury Regulation Section 1.409A-1 (or any successor regulation), with respect to which the person is a “service provider” within the meaning of Treasury Regulation Section 1.409A-1 (or any successor regulation).

“Sponsor Group” means the investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P., TPG Capital, L.P. and Goldman, Sachs & Co.

“Stock Appreciation Right” or “SAR” means the right to receive a cash payment (except as otherwise provided in Section 5(f)(i) hereof) equal to the increase in the Fair Market Value on the date of exercise of one Unit over the Base Price of such Unit.

“Subsidiary” means any corporation or other entity in an unbroken chain of corporations or other entities beginning with the Company if each of the corporations or other entities, or group of commonly controlled corporations or other entities, other than the last corporation or other entity in the unbroken chain then owns stock or other stock interests possessing 50% or more of the total combined voting power of all classes of stock or other stock interests in one of the other corporations or other entities in such chain.

“Unit” means equity units of the Company or any successor IPO Vehicle, which may be authorized but unissued, or issued and reacquired, and including any successor equity security.

“Unitholders” means any individual who hold Units.

SECTION 3. Administration of the Plan.

The Committee shall have the power and authority to administer, construe and interpret the Plan, to make rules for carrying it out, to make changes in such rules and to waive any terms or conditions of an Award (including without limitation, accelerating or waiving any vesting conditions). Any such interpretations, rules, and administration shall be consistent with the basic purposes of the Plan. Any action of a majority of the members of the Committee taken at a meeting, or action taken without a meeting by unanimous written consent, shall constitute action by the Committee.

The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its duties under the Plan, subject to applicable law and such conditions and limitations as the Committee shall prescribe, except that only the Committee may designate and make Awards to Participants.

The Committee may employ counsel, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company, and the officers and directors of the Company shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Committee, nor employee or representative of the Company shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Awards, and all such members of the Committee, employees and representatives shall be fully protected and indemnified to the greatest extent permitted by applicable law by the Company with respect to any such action, determination or interpretation.

SECTION 4. Eligibility. The Committee may from time to time make Awards under the Plan to such Employees, or other persons having a relationship with Company or any other Service Recipient, and in such form and having such terms, conditions and limitations as the Committee may determine.

SECTION 5. Awards.

(a) Grant and Form of Awards. From time to time, prior to the termination of this Plan pursuant to Section 11, the Committee may make Awards to Participants under the Plan, which shall be evidenced by an Award Letter. The terms, conditions and limitations of each Award shall be set forth in the Award Letter, consistent with the terms of the Plan. A Participant may be granted multiple Awards, having different Base Prices.

(b) Establishment of Plan Account. The Company shall establish a Plan Account for each Participant. At the time an Award is granted to a Participant, his or her Plan Account shall be credited with a number of SARs, which number of SARs shall be determined at the discretion of the Committee at the time of grant of such Award. A Participant shall not be vested in any Award by reason of having SARs credited to his or her Plan Account unless the vesting conditions as set forth in Section 5(c) of this Plan and vesting conditions set forth in the Participant’s Award Letter are deemed satisfied by the Committee.

(c) Vesting and Exercisability.

(i) Unless otherwise set forth in the Award Letter, so long as the Participant continues to be employed by the Company or any other Service Recipients, the SARs shall become vested (but not exercisable) pursuant to the following schedules:

A.	Time SARs. The time-vesting SARs (“Time SARs”) shall become vested with respect to 20% of the Units subject to such SARs on each of the first five anniversaries of the Closing Date.

B.

Performance SARs. The performance-vesting SARs (“Performance SARs”) shall be eligible to become vested as to 20% of the Units subject to such SARs at the end of each of the five Fiscal Years if the Company, on a consolidated basis, achieves its annual EBITDA targets as set forth in Appendix A attached hereto (each an “EBITDA Target”) for the given Fiscal Year. Notwithstanding the foregoing, in the event that an EBITDA Target is not achieved in a particular Fiscal Year, then that portion of the Performance SARs that were eligible to vest but failed to vest due to the Company’s failure to achieve its EBITDA Target shall nevertheless vest at the end of either of the two immediately subsequent Fiscal Years if the applicable two- or three-year cumulative EBITDA Target (each a “Cumulative EBITDA Target”) set forth on Appendix A attached hereto is achieved on a cumulative basis for the particular Fiscal Year in question and either the one or two immediately subsequent Fiscal Years; provided that, in the event that an EBITDA Target is not achieved in either of Fiscal Years 2011 or 2012, then that portion of the Performance SARs that were eligible to vest but failed to vest due to the Company’s failure to achieve its EBITDA Target or the applicable Cumulative EBITDA Target shall nevertheless vest at the end of either of the two immediately subsequent Fiscal Years of the Company if the budgeted EBITDA Target set by the Oncor Board or the Committee in respect of such Fiscal Year of the Company is achieved and the excess over such budgeted amount is sufficient to satisfy the shortfall from Fiscal Year 2011 or 2012.

(ii) All vested SARs shall become exercisable pursuant to Sections 5(c)(ii)(A) through (D) below (but only to the extent not previously terminated pursuant to Section 5(e)).

A.	Unless otherwise provided in an Award Letter, upon the occurrence of a Qualifying Termination following the occurrence of a Change in Control, any unvested Time SARs shall immediately vest and the vested Time SARs shall become immediately exercisable as to 100% of the Units subject to such SARs immediately prior to the Change in Control.

B.	Unless otherwise provided in an Award Letter, upon the occurrence of an EFH Realization Event, subject to the Participant’s employment on the date of the event, the vested Time SARs and the vested Performance SARs shall become immediately exercisable as to the Units subject to such vested SARs immediately prior to the EFH Realization Event in connection with such EFH Realization Event in the same proportion as, as applicable, (1) the EFH Management Stockholders are entitled in such EFH Realization Event to realize liquidity in respect of their EFH Common Stock held on the Oncor Closing Date or (2) EFH realizes liquidity in such EFH Realization Event in respect of the equity in Oncor Holdings held by EFH on the Oncor Closing Date, in each case unless the Committee shall determine otherwise.

C.	Unless otherwise provided in an Award Letter, upon the occurrence of each Liquidity Event, subject to the Participant’s employment on the date of the event, any unvested Performance SARs shall immediately vest and the Performance SARs shall become immediately exercisable as to 100% of the Units subject to such Performance SARs immediately prior to such Liquidity Event. If immediate exercisability as to 100% of the Units subject to the Performance SARs pursuant to the preceding sentence would cause the Oncor IRR and Oncor Return not to be achieved, “100%” in the preceding sentence shall be replaced with the maximum percentage so that either the Oncor IRR or Oncor Return is achieved. Such percentage exercisability shall be tested and applied iteratively upon each successive Liquidity Event. After giving effect to the immediate vesting of Performance SARs pursuant to this Section 5(c)(ii)(C),_if the Participant is entitled to exercise more Performance SARs pursuant to Section 5(c)(ii)(B) than pursuant to this Section 5(c)(ii)(C), then Section 5(c)(ii)(B) shall apply to such Participant’s right to exercise vested Performance SARs.

D.

Notwithstanding anything herein to the contrary, and unless otherwise provided in an Award Letter, upon the occurrence of a Qualifying Termination, a Participant’s Retirement or a Participant’s termination without Good Reason, in each case prior to the exercisability of the then vested SARs, the Participant’s vested SARs as of the Participant’s date of termination shall remain outstanding and shall become exercisable as follows (x) with respect to (i) vested Time SARs, upon a Change in Control, then 100% of the Units subject to such vested Time SARs shall become exercisable and (ii) with respect to vested Time SARs and vested Performance SARs, upon an EFH Realization Event, then a percentage of the Units subject to such vested SARs shall become exercisable in the same proportion as, as applicable (1) the EFH Management Stockholders are entitled in such EFH Realization Event to realize liquidity in respect of their EFH Common Stock held on the Oncor Closing Date or (2) EFH realizes liquidity in such EFH Realization Event in respect of the equity in Oncor Holdings held by EFH on the Oncor Closing Date, in each case unless the Committee shall determine otherwise and (y) with respect to vested Performance SARs, then 100% of the Units subject to such vested Performance SARs upon the occurrence of a Liquidity Event (provided, if immediate exercisability as to 100% of the Units subject to the Performance SARs pursuant to subclause (y) would cause the Oncor IRR and Oncor Return not to be achieved, “100%” in subclause (y) shall be replaced with the maximum percentage so that either the Oncor IRR or Oncor Return is achieved; provided further, if the Participant is entitled to exercise more Performance SARs pursuant to Section 5(c)(ii)(D)(x)(ii) than pursuant to this subclause (y), then Section 5(c)(ii)(D)(x)(ii) shall apply to such Participant’s right to exercise vested Performance SARs). Such percentage exercisability in subclause (y) shall be tested and applied iteratively upon each successive Liquidity Event.

(iii) In the event that the Sponsor Group receives Marketable Securities in an event constituting a Measurement Date (including, following a public offering, shares of EFH Common Stock) in excess of more than 25% of the aggregate amount realized in such event, (1) Oncor IRR and Oncor Return shall be initially calculated at the time of the Measurement Date without regard to the value of such Marketable Securities so received and such resulting Oncor Return and Oncor IRR shall be used to determine vesting of Units subject to Performance SARs in accordance with Section 5(c)(ii)(C) above; and (2) if the Oncor Return and/or Oncor IRR as calculated in (1) above do not result in 100% vesting of the outstanding exercisable Units subject to such SARs immediately prior to the Measurement Date, Oncor Return and Oncor IRR shall be recalculated upon each direct or indirect disposition of such Marketable Securities by the Sponsor Group for cash, discounting the cash received to determine its present value at the time of the Measurement Date. If such recalculated Oncor IRR and/or Oncor Return would have resulted in 100% vesting of all Units subject to Performance SARs at the time of the Measurement Date, then all such SARs shall immediately vest; provided, however, that any Participant whose employment terminated without Cause or for Good Reason, such Participant’s Performance SARs having been forfeited or cancelled between the Measurement Date and the subsequent vesting of such Performance SARs, in accordance with this Section 5(c)(iii), shall be entitled to the difference between the price per Unit paid on the Measurement Date and the Base Price of the performance-vesting SARs that were so cancelled or forfeited.

(iv) Notwithstanding the foregoing, the Board or the Committee reserves the right to accelerate vesting and exercisability of a Participant’s award under this Plan.

(v) Any Participant who holds SARs shall have the right to have credited to a bookkeeping account of the Company an amount to reflect any cash dividends that are paid in respect of Units held by Unitholders, as if the Participant had actually been issued Units, rather than SARs, on the date the SARs were granted. Such amounts shall be distributed on the earliest to occur of death, disability, separation from service, unforeseeable emergency or a change in control, in each case as defined in the final regulations under Section 409A issued by the Internal Revenue Service (“Section 409A of the Code”) (a “Permissible Payment Event”). Amounts shall be credited under this paragraph only to the extent such cash dividends are declared during the period beginning on the date the SARS are granted and ending on the Permissible Payment Event or, if earlier, the date the Participant exercised the SARs.

(d) Exercise of SARs.

(i) Person Eligible to Exercise. During the lifetime of the Participant, only the Participant (or his or her duly authorized legal representative) may exercise the SARs or any portion thereof. After the death of the Participant, any exercisable portion of the SARs may, prior to the time when the SARs become unexercisable under Section 5(e) below, be exercised by his personal representative or by any person empowered to do so under the Participant’s will or under the then applicable laws of descent and distribution.

(ii) Partial Exercise. Any exercisable portion of the SARs, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the SARs or portion thereof becomes unexercisable under Section 5(e) below.

(iii) Manner of Exercise. The SARs, or any exercisable portion thereof, may be exercised solely by delivering to the office of the Corporate Secretary all of the following prior to the time when the SARs or such portion becomes unexercisable under Section 5(e) below:

A.	Notice in writing signed by the Participant or the other person then entitled to exercise the SARs or portion thereof, stating that the SARs or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee;

B.	In the event the SARs or portion thereof shall be exercised pursuant to Section 5(d)(i) by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the SARs.

(e) Effect of Termination. Except as otherwise provided in Section 5 or 6 of the Management Stockholder’s Agreement, the Participant may not exercise the vested SARs to any extent after the first to occur of the following events:

(i) The tenth anniversary of the date of grant;

(ii) The later of (x) the first anniversary of the date of the Participant’s termination of employment with the Company and all Service Recipients and (y) ninety (90) days after the date such vested SARs become exercisable, if the Participant’s employment is terminated by reason of death or Disability;

(iii) Immediately upon the date of a Participant’s termination of employment by the Company and all Service Recipients for Cause;

(iv) Thirty (30) days after the later of (x) the date such vested SARs become exercisable and (y) date of a Participant’s resignation from employment with the Company and all Service Recipients without Good Reason (except due to death or Disability);

(v) One hundred and eighty (180) days after the date of: (A) a Participant’s resignation from employment with the Company and all Service Recipients for Good Reason; (B) a Participant’s Retirement; or (C) a Participant’s termination of employment by the Company and all Service Recipients without Cause (for any reason other than death or Disability as set forth in Section 5(e)(ii)); provided, however, in the event a Participant’s resignation from employment with the Company and all Service Recipients for Good Reason, a Participant’s Retirement or a Participant’s termination of employment by the Company and all Service Recipients without Cause (for any reason other than death or Disability as set forth in Sections 5(e)(ii)) prior to the exercisability of the then vested SARs, ninety (90) days after the date the vested SARs become exercisable in accordance with Section 5(c)(ii)(D) hereof.

(vi) Immediately upon the date of a Participant’s breach of the provisions Section 6(a)(ii) hereof; or

(vii) At the discretion of the Company, if the Committee so determines, pursuant to Section 7 hereof.

Notwithstanding the foregoing, the time periods set forth in this Section 5(e) shall not begin to run with respect to Performance SARs that vest in accordance with Section 5(c)(ii) above until the time at which the Oncor Board certifies the financial statements for the Company for the Fiscal Year immediately preceding the Fiscal Year in which, or for the Fiscal Year in which, termination of employment occurs; provided, however, that the Oncor Board, in its sole discretion, may extend the period set forth in Section 5(e)(i) above in accordance with Section 9(b) herein.

(f) Calculation of Payment of Awards; Form of Payment.

(i) Any Award not previously forfeited shall entitle the Participant, upon the valid exercise of the Award in respect of exercisable SARs, to receive a cash payment equal to the product of (A) the difference between the Fair Market Value of one equity unit of the Company on the date of the event giving rise to the payment minus the Base Price, and (B) the number of SARs exercised by the Participant; provided, however, that upon the initial public offering (“IPO”) of Units or a successor IPO vehicle, at the election of the Oncor Board, SARs shall be payable solely in Units, cash, or a combination thereof, having a Fair Market Value equivalent to the number of SARs held by such Participant and calculated herein.

(ii) Payment of any SARs will be made no later than thirty (30) days following the date of exercise.

SECTION 6. Confidential Information; Covenant Not to Compete; Covenant Not to Solicit.

(a) In consideration of the Company entering into the terms of this Plan with the Participant and hereby promising and committing itself to provide Participant with Confidential Information and/or specialized training after Participant executes this Agreement, unless there exists any covenant that pertains to the same subject matter as set forth in this Section 6 in any employment agreement or change-in-control agreement in effect at the time of termination of employment between Participant and the Company or any other Service Recipient, in which case such covenants shall supersede the covenants contained in this Section 6; then Participant shall be subject to the covenants contained in this Section 6. Subject to the preceding sentence, Participant shall not, directly or indirectly:

(i) at any time during or after Participant’s employment with the Company, Oncor Holdings or any other Service Recipient, disclose any Confidential Information pertaining to the business of the Company or the Sponsor Group or any of their respective Subsidiaries or Affiliates, except when required to perform his or her duties to the Company or one of its Subsidiaries, by law or judicial process;

(ii) at any time during Participant’s employment with the Company or any other Service Recipient and for a period of twelve months thereafter (the “Non-Compete Period”), directly or indirectly, act as a proprietor, investor, director, officer, employee, substantial stockholder, consultant, or partner in any Competing Business in Texas or any other geographic area in which the Company, Oncor Holdings or any of their Subsidiaries operates or conducts business; or

(iii) at any time during Participant’s employment with EFH, the Company an IPO Vehicle or any of their Subsidiaries and for a period of twelve months thereafter, directly or indirectly (A) solicit customers or clients of EFH, the Company, an IPO Vehicle or any of their Subsidiaries to terminate their relationship with EFH, the Company, an IPO Vehicle or any of their Subsidiaries or otherwise solicit such customers or clients to compete with any business of EFH, the Company, an IPO Vehicle or any of their Subsidiaries, or (B) solicit or offer employment to any person who is, or has been at any time during the twelve (12) months immediately preceding the termination of Participant’s employment employed by EFH, the Company, an IPO Vehicle or any of their Subsidiaries.

If Participant is bound by any other agreement with the Company regarding the use or disclosure of Confidential Information, the provisions of this Agreement shall be read in such a way as to further restrict and not to permit any more extensive use or disclosure of Confidential Information. Notwithstanding the foregoing, for the purposes of Section 6(a)(ii), (A) Participant may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of EFH, the Company, an IPO Vehicle or any of their Affiliates which are publicly traded on a national or regional stock exchange or quotation system or on the over-the-counter market if Participant (I) is not a controlling person of, or a member of a group which controls, such person and (II) does not, directly or indirectly, own 5% or more of any class of securities of such Person, and (B) the Non-Compete Period shall not be triggered by any exercise of tag-along rights under the Sale Participation Agreement or Drag Transaction, EFH Drag Transaction or Oncor Drag Transaction that may occur after the Closing Date.

(b) Notwithstanding clause (a) above, if at any time a court holds that the restrictions stated in such clause (a) are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area. Because Participant’s services are unique and because Participant has had access to Confidential Information, the parties hereto agree that money damages will be an inadequate remedy for any breach of this Agreement (except with respect to any violation of provisions of Section 6(a)(ii)). In the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security).

(c) In the event that Participant engages in activity giving rise to a breach of any of the provisions of Sections 6(a)(ii) or 6(a)(iii), Participant shall be required to pay to the Company any amounts actually paid (including any dividends) to him or her in respect of any SARs and will forfeit the cash payments not yet received, and any Units received, in respect of any SARs held by such Participant; provided further, in the event Participant engages in activity giving rise to a breach of any of the provisions of Section 6(a)(ii), the provisions of this Section 6(c) shall be the Company’s sole remedy.

SECTION 7. Adjustments

In the event of any stock split, spin-off, share combination, reclassification, recapitalization, liquidation, dissolution, reorganization, merger, Change in Control, payment of a dividend (other than a cash dividend paid as part of a regular dividend program) or other similar transaction or occurrence which affects the equity securities of the Company or the value thereof, the Committee shall (i) adjust the number and kind of shares subject to the Plan and available for or covered by Awards, (ii) adjust the share prices related to outstanding Awards, and/or (iii) take such other action (including, without limitation providing for payment of a cash amount to holders of outstanding Awards), in each case as is reasonably necessary to address, on an equitable basis, the effect of the applicable corporate event on the Plan and any outstanding Awards, without adverse tax consequences under Section 409A of the Code. Any such adjustment made or action taken by the Committee, in good faith, in accordance with the preceding sentence shall be final and binding upon holders of Awards and upon the Company.

SECTION 8. Change in Control

In the event of a Change in Control: (a) if determined by the Committee under this Plan or otherwise determined by the Committee in its sole discretion, any outstanding Awards then held by Participants which are unexercisable or otherwise unvested may automatically be deemed exercisable or otherwise vested as of immediately prior to such Change in Control and (b) the Committee may, to the extent determined by the Committee to be permitted under Section 409A of the Code, but shall not be obligated to: (i) cancel such Awards for fair value (as determined in the sole discretion of the Committee), which shall equal the excess, if any, of the value of the consideration to be paid in the Change in Control transaction to holders of the same number of shares subject to such SARs (or, if no consideration is paid in any such transaction, the Fair Market Value of the shares subject to such SARs) over the aggregate Base Price of such SARs; (ii) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder, as determined by the Committee in its sole discretion; or (iii) provide that for a period of at least ten business days prior to the Change in Control, any SARs shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change in Control, such SARs shall terminate and be of no further force and effect.

SECTION 9. Amendment and Termination

(a) The Committee shall have the authority to make such amendments to any terms and conditions applicable to outstanding Awards as are consistent with this Plan, provided that any amendment (i) that materially disadvantages the Participant shall not be effective, unless and until the Participant has consented thereto in writing and (ii) that disadvantages the Participant in more than a de minimis way but less than a material way shall require the consent of Participants holding a majority of the equity interests held by the Participants, except in each case as such modification is provided for or contemplated in the terms of the Award or this Plan.

(b) The Oncor Board may amend, suspend or terminate the Plan, except that no such action, other than an action under Section 7, 8 or 9(c) hereof, may be taken which would, without shareholder approval, decrease the price of outstanding Awards or change the requirements relating to the Committee. However, any such action (i) that materially disadvantages the Participant shall not be effective, unless and until the Participant has consented thereto in writing and (ii) that disadvantages the Participant in more than a de minimis way but less than a material way shall require the consent of Participants holding a majority of the equity interests held by the Participants, except as such modification is provided for or contemplated in the terms of the Award or this Plan.

(c) This Plan is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of the Participant’s termination of employment with any Service Recipient the Participant is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months and one day following the Participant’s termination of employment with all Service Recipients (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of employment and (ii) if any other payments of money or other benefits due to the Participant hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred, if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, reasonably determined by the Oncor Board in consultation with the Participant, that does not cause such an accelerated or additional tax or result in an additional cost to the Company (without any reduction in such payments or benefits ultimately paid or provided to the Participant).

SECTION 10. General Provisions.

(a) Nontransferability. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(b) No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

(c) Withholding. The Company shall have the right to deduct from any payment made under the Plan any federal, state or local income or other taxes required by law to be withheld with respect to such payment. To the extent permitted under applicable tax laws, Participants will receive a cash dividend equivalent payment sufficient to satisfy any minimum withholding taxes associated with Participant’s SARs.

(d) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate.

(e) Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Texas applicable therein.

(f) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(g) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(h) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

SECTION 11. Term of the Plan. The Plan shall be effective on the Oncor Closing Date and shall terminate upon the later of (x) the tenth anniversary of the Oncor Closing Date or (y) such other date determined by the Oncor Board pursuant to Section 5(e) hereof, in each case, subject to earlier termination by the Oncor Board pursuant to Section 9.